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                                                                     EXHIBIT 5.4


                    [Letterhead of Matheson Ormsby Prentice]


Teva Pharmaceuticals Finance Ireland Limited
30 Herbert Street
Dublin 2

Teva Pharmaceutical Industries Limited
5 Basel Street
PO Box 3190
Petach Tikva
49131 Israel

Our Ref                           Your Ref                      12 December 2003
TD 617515/14

Dear Sirs

TEVA PHARMACEUTICALS FINANCE IRELAND LIMITED

We have acted as Irish legal advisers to Teva Pharmaceuticals Finance Ireland Limited (the "Company") in connection with the proposed issue by the Company of debt securities (the "Securities") pursuant to an indenture (the "Indenture").

1        BASIS OF OPINION

1.1 This opinion is addressed to the Company and to Teva Pharmaceutical Industries Limited ("Teva") and to them only and may be relied upon by them for their own benefit. It may not be relied upon by any other person, or used for any other purpose, or quoted or referred to in any public document, or filed with any government agency or other person, nor may its existence or contents be disclosed to any person without, in any such case, our written consent, save that we hereby consent to the filing of this opinion as an exhibit to the registration statement (the "Registration Statement") to be filed by Teva and certain of its subsidiaries, including the Company, with the United States Securities and Exchange Commission pursuant to the United States Securities Act of 1933 (the "1933 Act") for the registration of the sale from time to time of up to $2,000,000,000.00 aggregate amount of securities of Teva and such subsidiaries, including the Company. By giving our consent we do not admit that we are in a category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations promulgated thereunder.

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1.2      This opinion is written only with respect to the laws of Ireland in effect at the date of signing of this opinion. We have made no investigation of and express no opinion as to the laws of any other jurisdiction, including the laws of the State of New York, and we have assumed, without enquiry, that there is nothing in the laws of any other jurisdiction which would or might affect our opinion as stated herein. We express no opinion on European Union law as it affects any jurisdiction other than Ireland.

1.3 This opinion is strictly limited to the Indenture and the matters stated herein.

1.4      For the purposes of giving this opinion, we have examined:

         (a)  the Indenture;

         (b)  Registration Statement;

         (c) the searches carried out on 12 December 2003 at the Companies Registration Office and the Index of Petitions and Winding Up Notices maintained at the Central Office of the High Court in relation to the Company (the "Searches"); and

         (d) such Irish laws as we have considered necessary and appropriate for the purposes of this opinion.

1.5 We have made no searches or enquiries concerning, and we have not examined any contracts, instruments or documents entered into by or affecting the Company, or any other person, or any corporate records of the Company, or any other person, save for those searches, enquiries, contracts, instruments, documents or corporate records specified as being made or examined in this opinion.

1.6 This opinion speaks as of its date. We assume no obligation to update the opinions set forth herein.

1.7 This opinion is to be construed in accordance with and governed by the laws of Ireland as at the date hereof.

1.8 We express no opinion and make no representation or warranty, as to any matter of fact.

1.9 We have not been responsible for investigating or verifying the accuracy of the facts, or the reasonableness of any assumptions or statements of opinion, contained in the Indenture, or for ensuring that no material facts have been omitted therefrom.

1.10 We have not advised and are not opining on the Irish taxation treatment of the Company, the Indenture, the Securities or any holder of the Securities.

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1.11     Certain terms used in this opinion and not defined herein shall have the meanings assigned to them in the Indenture.

2        ASSUMPTIONS

         For the purposes of expressing this opinion we have assumed, without any responsibility on our part if any assumption proves to have been untrue as we have not independently verified any assumption:

2.1 the completeness and authenticity of all documents submitted to or examined by us;

2.2 that there is or are no factual information or documents possessed or discoverable by persons other than ourselves of which we are not aware but of which we should be aware for the purposes of this opinion;

2.3 the absence of fraud and the presence of good faith on the part of all parties to the Indenture and their respective officers, employees, agents and advisers;

2.4 the truth of all representations and information given to us in reply to any queries we have made which we have considered necessary for the purpose of giving this opinion (other than matters of Irish law specifically covered by this opinion);

2.5 that there are and, at the time of execution and delivery of the Indenture and the issue of the Securities will be, no agreements or arrangements in existence which in any way amend or vary the terms of the Indenture or in any way bear upon or are inconsistent with the opinions stated herein;

2.6 that there are no provisions of the laws of any jurisdiction outside Ireland which would be contravened by the execution or delivery or performance of the Indenture and that none of the opinions expressed in paragraph 3 below will be affected by the laws or public policy of any jurisdiction outside Ireland;

2.7 that the Indenture and all deeds, instruments, assignments, agreements and other documents in relation to the matters contemplated by the Indenture and/or this opinion ("Ancillary Documents") are:

         (a) within the capacity and powers of, will be validly authorised, executed and delivered by and will be valid and legal obligations binding on the parties thereto; and

         (b)  will not be subject to avoidance by any person,

         under all applicable laws and in all applicable jurisdictions other than (in the case of the Company), the laws of Ireland and the jurisdiction of Ireland;

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2.8      that insofar the Indenture or any of the Ancillary Documents fall to be performed in any jurisdiction other than Ireland its performance will not be illegal or ineffective by virtue of the laws of that jurisdiction;

2.9      that under all applicable laws (other than Irish law):

         (i) the choice of New York law as the governing law of the Indenture is a valid and binding selection which will be upheld, recognised and given effect by the courts of any relevant jurisdiction (other than those of Ireland); and

         (ii) the submission of each of the parties to the Indenture to the jurisdiction of the courts of New York will be upheld, recognised and given effect to by the courts of any relevant jurisdiction (other than those of Ireland);

2.10 that the representations and warranties by all parties (including those to be given on behalf of the Company) in the Indenture will at all times be true and correct in all respects with regard to the facts stated therein (with the exception of those representations and warranties which relate to matters of Irish law on which we have specifically and expressly given our opinion);

2.11 that the information disclosed by the Searches was then accurate and has not been altered and that the Searches did not fail to disclose any information which had been delivered for registration but did not appear from the information available at the time that the Searches were made and that all filings which should have been delivered to the Companies Registration Office and the Central Office of the High Court have been so delivered;

2.12 that each of the parties to the Indenture will derive commercial benefit from entering into the Indenture and that the Indenture will be entered into, and each of the transactions referred to herein and therein will be carried out by each such party in good faith, for the purpose of carrying on its business, for its own benefit and on arm's length commercial terms;

2.13 that in entering into the Indenture and carrying out the transactions referred to therein there is no intent on the part of the Company to:

         (a)  defraud any of its creditors; or

         (b) prefer any of its creditors over any other of its creditors (otherwise than as contemplated by or permitted in the Indenture);

2.14     that:

         (a) the Company will be solvent immediately following the execution of the Indenture and the issue of the Securities;


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         (b)  the Company will not as a consequence of doing any act or thing which the Indenture contemplates, permits or requires the Company to do, be insolvent;

         (c) prior to the execution and delivery of the Indenture and the issue of the Securities, no petition for the appointment of a liquidator or examiner will be presented in relation to the Company; and

         (d) prior to the execution and delivery of the Indenture and the issue of the Securities, no receiver has been appointed in relation to any of the assets or undertaking of the Company;

2.15     that:

         (a) the Securities will be offered in circumstances which do not constitute an offer to the public within the meaning of the Irish Companies Act 1963 (the "1963 Act") or the European Communities (Transferable Securities and Stock Exchange Regulations) 1992 (the "1992 Regulations"); or

         (b) if the Securities are to be offered in circumstances which constitute an offer to the public within the meaning of the 1963 Act and/or the 1992 Regulations, the Company will be converted into a public limited company prior to such offering, and the offering will otherwise comply with the applicable requirements of the 1963 Act and the 1992 Regulations; and

2.16 that the Indenture although in fact governed by New York law, has the same meaning and effect as it would have if it was governed by Irish law.

3        OPINION

         Based upon and subject to the foregoing and the qualifications mentioned below, we are of the opinion that, so far as the laws of Ireland as in force at the date of this opinion are concerned:

3.1 the Company is a body corporate duly incorporated under the laws of Ireland as a private company limited by shares. Based only on the Searches the Company is validly existing under the laws of Ireland and no steps have been taken or are being taken to appoint a receiver, examiner or liquidator over the Company or to wind it up;

3.2 the Company has all requisite corporate power and authority to own its properties and conduct its business as described in the Registration Statement and as set forth in clause 2 of its Memorandum of Association;

3.3 when the Indenture has been duly authorised, executed and delivered by the parties thereto, including the Company, in accordance with the form thereof reviewed by us, and when the specific terms of a particular series of Securities have been duly authorised and

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         established in accordance with the Indenture and such Securities have been duly authorised, executed, authenticated, issued and delivered in accordance with the Indenture and any applicable underwriting or other agreement, such Securities will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms;

3.4 the choice of New York law to govern the Indenture is a valid choice of law under the laws of Ireland, and accordingly, New York law would generally be applied in an action brought in the courts of Ireland in respect of a claim thereunder, except if and to the extent that the relevant provisions of New York law are not determinable to the satisfaction of the Irish courts; and

3.5 any judgment for a definite sum obtained against the Company in the courts of New York would be recognised and accepted by the courts of Ireland without any retrial or examination of the merits of the case.

4        QUALIFICATIONS

         This opinion is delivered subject to the following qualifications:-

4.1 the term "enforceable" as used in paragraph 3.3 above, means that the obligations assumed by the Company under the Indenture are of a type which the Irish courts generally enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

         (a) enforcement of obligations of a party to be performed after the date hereof may be limited by bankruptcy, insolvency, liquidation, court protection, moratorium, reorganisation and other similar laws of general application relating to or affecting the rights of creditors as such laws may be applied in the event of the bankruptcy, insolvency, liquidation, court protection, reorganisation or other similar proceedings with respect to such party;

         (b) equitable remedies (such as specific performance or injunctive relief) may not be available to persons seeking to enforce provisions of the Indenture;

         (c) claims may become barred under the Statute of Limitations of 1957 (as may be amended from time to time) or under other statutes or may be or become subject to defences of set-off or counterclaim (except to the extent that any right of set-off has been waived and is not required by the provisions of the rules applicable in a liquidation to be exercised). In this regard, the relevant periods set down by the Statute of Limitations in relation to contractual claims in general is six years and in relation to documents executed under seal is twelve years;

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         (d)  where obligations are to be performed in a jurisdiction outside
              Ireland, they may not be enforceable in Ireland to the extent that performance would be illegal under the laws of the other jurisdiction; and

         (e)  enforcement of obligations may be invalidated by reason of fraud.

4.2 a determination, calculation or certificate of any party to any of the Indenture as to any matter provided for therein might in certain circumstances be held by the Irish courts not to be final, conclusive and binding (for example, if it could be shown to have any unreasonable or arbitrary basis) notwithstanding the provisions of the Indenture;

4.3 an Irish court might not enforce any provision of the Indenture which requires any party thereto to pay any amounts (including interest) on any overdue sum on the grounds that such provision is a penalty and does not constitute a genuine and reasonable pre-estimate of the damage likely to be suffered as a result of the default in payment of the amount in question;

4.4 an Irish court may refuse to give effect to any provision in an agreement for the payment of expenses in respect of the costs of enforcement (actual or attempted) or unsuccessful litigation brought before an Irish court where such court has itself made an order for costs;

4.5 provisions as to severability may not be binding under the laws of Ireland as the question of whether or not provisions relating to invalidity on account of illegality may be severed from provisions in order to save such other provisions would be determined by an Irish court at its discretion;

4.6 an agreement may be varied, amended or discharged by a further agreement or affected by a collateral agreement which may be effected by an oral agreement or a course of dealing;

4.7 an Irish court might not enforce the benefit of currency conversion or indemnity clauses and, with respect to a bankruptcy, liquidation, insolvency, reorganisation or similar proceeding, Irish law may require that all claims or debts are converted into euro at an exchange rate determined by the court as at a date related thereto, such as the date of commencement of a winding up;

4.8 the effectiveness of terms exculpating any party to the Indenture from a liability or duty otherwise owed are limited by law;

4.9 our opinion at paragraph 3.4 above should be read subject to the qualification that the Rome Convention on The Law Applicable To Contractual Obligations (the "Rome Convention") (other than Article 7(1)) has force of law in Ireland and that therefore the choice of New York law as the governing law of the Indenture is subject to the provisions of the Rome Convention. For example, the courts of Ireland may apply any

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         rule of Irish law which is mandatory irrespective of the governing law and may refuse to apply a rule of the governing law if it is manifestly incompatible with the public policy of Ireland. Please note that it is the courts of Ireland who determine on a case by case basis what the public policy of Ireland is and what the mandatory rules of Irish law are. Regarding the provisions of the Indenture in our opinion, other than any provision which may conflict with the rules of Irish law and public policy set out in section 4 of this opinion, there is no provision of the Indenture which an Irish court would hold as being manifestly incompatible with the public policy of Ireland as heretofore enunciated by the Irish courts, or which an Irish court would refuse to enforce by reason of the application of any mandatory rule of Irish law;

4.10 our opinion at paragraph 3.5 would be read subject to the qualification that a judgment obtained in the courts of New York will not be directly enforceable in Ireland but, if the relevant judgement;

         (a)  is based on personal action;

         (b)  is for debt for a definitive sum of money;

         (c)  is final and conclusive;

         (d) is not impeachable on the grounds of jurisdiction, fraud, public policy or natural of constitutional justice;

         (e) is not inconsistent with a judgment of the courts of Ireland in relation to the same matter; and

         (f) enforcement proceedings are instituted in Ireland within six years of the date of the judgment,

         the plaintiff will be able to obtain summary judgement in a new action in Ireland on the grounds that the defendant has no defence to the claim;

4.11 as regards jurisdiction, the courts of Ireland may stay proceedings if concurrent proceedings are being brought elsewhere;

4.12 the exercise by the Trustee or the Securityholders of powers and remedies conferred on them by Indenture or otherwise vested in them by law will be subject to general equitable principles of Irish law and the general supervisory powers and discretion of the Irish courts (for example, if such party were to be unduly slow in asserting an equitable claim then in certain circumstances such a delay, if it takes the form of what has come to be called laches, could provide a defence to such a claim). We express no opinion as to the efficacy of the exercise of any powers conferred upon the either party pursuant to the Indenture insofar as those powers go beyond those conferred by statute or by common law;

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4.13     we express no opinion herein as the effectiveness of the Indenture at any time following changes being made to the terms thereof by course of conduct or any waiver whether express or implied; and

4.14 the Searches made at the Companies Registration Office against the Company are not capable of revealing or may not necessarily reveal whether or not a winding up petition or a petition for the appointment of an examiner has been presented or whether or not a receiver has been appointed or whether there has been a resolution of the directors or shareholders to appoint or to petition for the appointment of a liquidator, receiver or examiner to the Company. Whilst each of the making of a winding up order, the making of an order for the appointment of an examiner and the appointment of a receiver may be revealed by a search at the Companies Registration Office it may not be filed at the Companies Registration Office immediately and, therefore, our Searches at the Companies Registration Office may not have revealed such matters. The time periods for filing of the relevant orders and notifications with the Companies Registration Office are in the case of a winding up order, fourteen or twenty one days depending on the nature of the winding up, in the case of a an order for the appointment of an examiner, three days and in the case of an appointment of a receiver, seven days.


Yours faithfully



/s/ MATHESON ORMSBY PRENTICE


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